Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended October 31, 2024

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$(59,605,660)
Realized Gain (Loss) on Swap Contracts	(49,251,760)
Unrealized Gain (Loss) on Market Value of Commodity Futures	(100,337,320)
Unrealized gain (loss) on Fair Value of Swap Contracts	6
Dividend Income	1,275,748
Interest Income	1,863,027
ETF Transaction Fees	13,000
Total Income (Loss)	$(206,042,959)

Expenses
General Partner Management Fees	$421,602
Professional Fees	177,554
Brokerage Commissions	165,772
Directors' Fees and insurance	23,703
License fees	10,540
SEC & FINRA Registration Expense	14,654
Total Expenses	$813,825
Net Income (Loss)	$(206,856,784)

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 10/1/24	$889,814,190
Additions (14,700,000 Shares)	198,977,621
Withdrawals ((6,000,000) Shares)	(84,023,922)
Net Income (Loss)	(206,856,784)

Net Asset Value End of Month	$797,911,105
Net Asset Value Per Share (62,846,103 Shares)	$12.70

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended October 31, 2024 is accurate and complete.

/s/ Stuart P. Crumbaugh

Stuart P. Crumbaugh

Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596